Exhibit 10.8

NOTICE OF CONFIDENTIALITY: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

Producers 88 (4/89) - Paid Up
With 640 Acres Pooling Provision

PAID UP OIL AND GAS LEASE

THIS LEASE AGREEMENT is made as of the 20th day of June, 2011, between NOACK FARMS, LLC, as Lessor (whether one or more), who’s address is 2711 Dali, Dallas, Texas 75287.

And ARDENT 1, LLC., as Lessee, who’s address is 627 N. Main, Rockdale, Texas 76567.  All printed portions of this lease were prepared by the party hereinabove named as Lessee, but all other provisions (including the completion of blank spaces) were prepared jointly by Lessor and Lessee.

1. In consideration of a cash bonus in hand paid and the covenants herein contained, Lessor hereby grants, leases and lets exclusively to Lessee the following described land, hereinafter called leased premises:  (use Exhibit “A” for long description):

Being 623.29 acres, more or less, out of the James Reese League, A-303, in Milam County, Texas.  Being the same lands described in an Assignment/Deed dated May 4, 2011 between Stacy Ann Smith Wood to Noack Farms, LLC, recorded in Volume 1148, page 634 of the Official Records of Milam County, Texas.  Said lands also described in a Special Warranty Deed dated December 29, 2008 recorded in Volume 1091, page 87 of the Official Records of Milam County, Texas.

in the County of MILAM, State of Texas, containing 623.29 gross acres, more or less (including any interests therein which Lessor may hereafter acquire by reversion, prescription or otherwise), for the purpose of exploring for, developing, producing and marketing oil and gas, along with all hydrocarbon and nonhydrocarbon substances produced in association therewith.  The term “gas” as used herein includes helium, carbon dioxide and other commercial gases, as well as hydrocarbon gases.  In addition to the above-described leased premises, this lease also covers accretions and any small strips or parcels of land now or hereafter owned by Lessor which are contiguous or adjacent to the above-described leased premises, and, in consideration of the aforementioned cash bonus, Lessor agrees to execute at Lessee’s request any additional or supplemental instruments for a more complete or accurate description of the land so covered.  For the purpose of determining the amount of any shut-in royalties hereunder, the number of gross acres above specified shall be deemed correct, whether actually more or less.

2. This lease, which is a “paid-up” lease requiring no rentals, shall be in force for a primary term of TWO (2) years from the date hereof, and for as long thereafter as oil or gas or other substances covered hereby are produced in paying quantities from the leased premises or from lands pooled therewith or this lease is otherwise maintained in effect pursuant to the provisions hereof.

Paid Up Oil and Gas Lease, Page 1

3. Royalties on oil, gas and other substances produced and saved hereunder shall be paid by Lessee to Lessor as follows: (a) For oil and other liquid hydrocarbons separated at Lessee’s separator facilities, the royalty shall be one-sixth (1/6) of such production, to be delivered at Lessee’s option to Lessor at the wellhead or to Lessor’s credit at the oil purchaser’s transportation facilities, provided that Lessee shall have the continuing right to purchase such production at the wellhead market price then prevailing in the same field (or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) for production of similar grade and gravity; (b) for gas (including casinghead gas) and all other substances covered hereby, the royalty shall be one-sixth (1/6) of the proceeds realized by Lessee from the sale thereof, less a proportionate part of ad valorem taxes and production, severance, or other excise taxes and the costs incurred by Lessee in delivering, processing or otherwise marketing such gas or other substances, provided that Lessee shall have the continuing right to purchase such production at the prevailing wellhead market price paid for production of similar quality in the same field (or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) pursuant to comparable purchase contracts entered into on the same or nearest preceding date as the date on which Lessee commences its purchases hereunder; and (c) if at the end of the primary term or any time thereafter one or more wells on the leased premises or lands pooled therewith are capable of producing oil or gas or other substances covered hereby in paying quantities, but such well or wells are either shut in or production therefrom is not being sold by Lessee, such well or wells shall nevertheless be deemed to be producing in paying quantities for the purpose of maintaining this lease.  If for a period of 90 consecutive days such well or wells are shut in or production therefrom is not being sold by Lessee, then Lessee shall pay shut-in royalty of one dollar per acre then covered by this lease, such payment to be made to Lessor or to Lessor’s credit in the depository designated below, on or before the end of said 90-day period and thereafter on or before each anniversary of the end of said 90-day period when the well or wells are shut in or production therefrom is not being sold by Lessee; provided that if this lease is otherwise being maintained by operations, or if production is being sold by Lessee from another well or wells on the leased premises or lands pooled therewith, no shut-in royalty shall be due until the end of the 90 day period next following cessation of such operations or production Lessee’s failure to properly pay shut-in royalty shall render Lessee liable for the amount due, but shall not operate to terminate this lease.

4. All shut-in royalty payments under this lease shall be paid or tendered to Lessor and mailed direct to Lessor at the above address provided above or its successors, which shall be Lessor’s depository agent for receiving payments regardless of changed in ownership of said land.  All payments or tenders may be made in currency, or by check or by draft and such payments or tenders to Lessor or to the depository by deposit in the U.S. Mail in a stamped envelope addressed to the depository or to Lessor at the last address known to Lessee shall constitute proper payment If the depository should liquidate or be succeeded by another institution, or for any reason fail or refuse to accept payment hereunder.  Lessor shall, at Lessee’s request, deliver to Lessee a proper recordable instrument naming another institution as depository agent to receive payments.

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5. If Lessee drills a well which is incapable of producing in paying quantities (hereinafter called “dry hole”) on the leased premises or lands pooled therewith, or if all production (whether or not in paying quantities) permanently ceases from any cause, including a revision of unit boundaries pursuant to the provisions of Paragraph 6 or the action of any governmental authority, then in the event this lease is not otherwise being maintained in force it shall nevertheless remain in force if Lessee commences operations for reworking an existing well or for drilling an additional well or for otherwise obtaining or restoring production on the leased premises or lands pooled therewith within 90 days after completion of operations on such dry hole or within 90 days after such cessation of all production.  If at the end of the primary term, or at any time thereafter, this lease is not otherwise being maintained in force but Lessee is then engaged in drilling, reworking or any other operations reasonably calculated to obtain or restore production therefrom, this lease shall remain in force so long as any one or more of such operations are prosecuted with no cessation of more than 90 consecutive days, and if any such operations result in the production of oil or gas or other substances covered hereby, as long thereafter as there is production in paying quantities from the leased premises or lands pooled therewith.  After completion of a well capable of producing in paying quantities hereunder, Lessee shall drill such additional wells on the leased premises or lands pooled therewith as a reasonably prudent operator would drill under the same or similar circumstances to (a) develop the leased premises as to formations then capable of producing in paying quantities on the leased premises or lands pooled therewith, or (b) to protect the leased premises from uncompensated drainage by any well or wells located on other lands not pooled therewith.  There shall be no covenant to drill exploratory wells or any additional wells except as expressly provided herein.

6. Lessee shall have the right but not the obligation to pool all or any part of the leased premises or interest therein with any other lands or interests, as to any or all depths or zones, and as to any or all substances covered by this lease, either before or after the commencement of production, whenever Lessee deems it necessary or proper to do so in order to prudently develop or operate the leased premises, whether or not similar pooling authority exists with respect to such other lands or interests.  The unit formed by such pooling for an oil well which is not a horizontal completion shall not exceed 80 acres plus a maximum acreage tolerance of 10% and for a gas well or a horizontal completion shall not exceed 640 acres plus a maximum acreage tolerance of 10% provided that a larger unit may be formed for an oil well or gas well or horizontal completion to conform to any well spacing or density pattern that may be prescribed or permitted by any governmental authority having jurisdiction to do so.  For the purpose of the foregoing the terms “oil well” and “gas well” shall have the meanings prescribed by applicable law or the appropriate governmental authority, or, if no definition is so prescribed, “oil well” means a well with an Initial gas-oil ratio of less than 100,000 cubic feet per barrel and “gas well” means a well with an initial gas-oil ratio of 100,000 cubic feet or more per barrel, based on a 24-hour production test conducted under normal producing conditions using standard lease separator facilities or equivalent testing equipment, and the term “horizontal completion” means an oil well in which the horizontal component of the gross completion interval in the reservoir exceeds the vertical component thereof.  In exercising its pooling rights hereunder, Lessee shall file of record a written declaration describing the unit and stating the effective date of pooling.  Production, drilling or reworking operations anywhere on a unit which includes all or any part of the leased premises shall be treated as if it were production, drilling or reworking operations on the leased premises, except that the production on which Lessor’s royalty is calculated shall be that proportion of the total unit production which the net acreage covered by this lease and included in the unit bears to the total gross acreage in the unit, but only to the extent such proportion of unit production is sold by Lessee.  Pooling in one or more instances shall not exhaust Lessee’s pooling rights hereunder, and Lessee shall have the recurring right but not the obligation to revise any unit formed hereunder by expansion or contraction or both, either before or after commencement of production, in order to conform to the well spacing or density pattern prescribed or permitted by the governmental authority having jurisdiction, or to conform to any productive acreage determination made by such governmental authority.  In making such a revision, Lessee shall file of record a written declaration describing the revised unit and stating the effective date of revision.  To the extent any portion of the leased premises is included in or excluded from the unit by virtue of such revision, the proportion of unit production on which royalties are payable hereunder shall thereafter be adjusted accordingly.  In the absence of production in paying quantities from a unit, or upon permanent cessation thereof.  Lessee may terminate the unit by filing of record a written declaration describing the unit and stating the date of termination.  Pooling hereunder shall not constitute a cross-conveyance of interests.

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7. If Lessor owns less than the full mineral estate in all or any part of the leased premises, the royalties and shut-in royalties payable hereunder for any well on any part of the leased premises or lands pooled therewith shall be reduced to the proportion that Lessor’s interest in such part of the leased premises bears to the full mineral estate in such part of the leased premises.

8. The interest of either Lessor or Lessee hereunder may be assigned, devised or otherwise transferred in whole or in part, by area and/or by depth or zone, and the rights and obligations of the parties hereunder shall extend to their respective heirs, devisees, executors, administrators, successors and assigns.  No change in Lessor’s ownership shall have the effect of reducing the rights or enlarging the obligations of Lessee hereunder, and no change in ownership shall be binding on Lessee until 60 days after Lessee has been furnished the original or certified or duly authenticated copies of the documents establishing such change of ownership to the satisfaction of Lessee or until Lessor has satisfied the notification requirements contained in Lessee’s usual form of division order.  In the event of the death of any person entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to the credit of decedent or decedent’s estate in the depository designated above.  If at any time two or more persons are entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to such persons or to their credit in fee depository, either jointly or separately in proportion to the interest which each owns.  If Lessee transfers its interest hereunder in whole or in part Lessee shall be relieved of all obligations thereafter arising with respect to the transferred interest, and failure of the transferee to satisfy such obligations with respect to the transferred interest shall not affect the rights of Lessee with respect to any interest not so transferred.  If Lessee transfers a full or undivided interest in all or any portion of the area covered by this lease, the obligation to pay or tender shut-in royalties hereunder shall be divided between Lessee and the transferee in proportion to the net acreage interest in this lease then held by each.

9. Lessee may, at any time and from time to time, deliver to Lessor or file of record a written release of this lease as to a full or undivided interest in all or any portion of the area covered by this lease or any depths or zones thereunder, and shall thereupon be relieved of all obligations thereafter arising with respect to the interest so released.  If Lessee releases all or an undivided interest in less than all of the area covered hereby, Lessee’s obligation to pay or tender shut-in royalties shall be proportionately reduced in accordance with the net acreage interest retained hereunder.

Paid Up Oil and Gas Lease, Page 4

10. In exploring for, developing, producing and marketing oil, gas and other substances covered hereby on the leased premises or lands pooled or unitized therewith, in primary and/or enhanced recovery, Lessee shall have the right of ingress and egress along with the right to conduct such operations on the leased premises as may be reasonably necessary for such purposes, including but not limited to geophysical operations, the drilling of wells, and the construction and use of roads, canals, pipelines, tanks, water wells, disposal wells, injection wells, pits, electric and telephone lines, power stations, and other facilities deemed necessary by Lessee to discover, produce, store, treat and/or transport production.  Lessee may use in such operations, free of cost, any oil, gas, water and/or other substances produced on the leased premises, except water from Lessor’s wells or ponds.  In exploring, developing, producing or marketing from the leased premises or lands pooled therewith, the ancillary rights granted herein shall apply (a) to the entire leased premises described in Paragraph 1 above, notwithstanding any partial release or other partial termination of this lease; and (b) to any other lands in which Lessor now or hereafter has authority to grant such rights in the vicinity of the leased premises or lands pooled therewith.  When requested by Lessor in writing.  Lessee shall bury its pipelines below ordinary plow depth on cultivated lands.  No well shall be located less than 100 feet from any house or barn now on the leased premises or other lands used by Lessee hereunder, without Lessor’s consent, and Lessee shall pay for damage caused by its operations to buildings and other improvements now on the leased premises or such other lands, and to commercial timber and growing crops thereon.  Lessee shall have the right at any time to remove its fixtures, equipment and materials, including well casing, from the leased premises or such other lands during the term of this lease or within a reasonable time thereafter.

11. Lessee’s obligations under this lease, whether express or implied, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction including restrictions on the drilling and production of wells, and the price of oil, gas and other substances covered hereby.  When drilling, reworking, production or other operations are prevented or delayed by such laws, rules, regulations or orders, or by inability to obtain necessary permits, equipment, services, material, water, electricity, fuel, access or easements, or by fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, strike or labor disputes, or by inability to obtain a satisfactory market for production or failure of purchasers or carriers to take or transport such production, or by any other cause not reasonably within Lessee’s control, this lease shall not terminate because of such prevention or delay, and at Lessee’s option, the period of such prevention or delay shall be added to the term hereof.  Lessee shall not be liable for breach of any express or implied covenants of this lease when drilling, production or other operations are so prevented, delayed or interrupted.

12. In the event that Lessor, during the primary term of this lease, receives a bona fide offer which Lessor is willing to accept from any party offering to purchase from Lessor a lease covering any or all of the substances covered by this lease and covering all or a portion of the land described herein, with the lease becoming effective upon expiration of this lease, Lessor hereby agrees to notify Lessee in writing of said offer immediately, including in the notice the name and address of the offeror, the price offered and all other pertinent terms and conditions of the offer.  Lessee, for a period of fifteen days after receipt of the notice, shall have the prior and preferred right and option to purchase the lease or part thereof or interest therein, covered by the offer at the price and according to the terms and conditions specified in the offer.

Paid Up Oil and Gas Lease, Page 5

13. No litigation shall be initiated by Lessor with respect to any breach or default by Lessee hereunder for a period of at least 90 days after Lessor has given Lessee written notice fully describing the breach or default, and then only if Lessee fails to remedy the breach or default, within such period.  In the event the matter is litigated and there is a final judicial determination that a breach or default has occurred, the lease shall not be forfeited or canceled in whole or in part unless Lessee is given a reasonable time after said judicial determination to remedy the breach or default and Lessee fails to do so.

14. Lesser hereby warrants and agrees to defend tide conveyed to Lessee hereunder, and agrees that Lessee at Lessee’s option may pay and discharge any taxes, mortgages or liens existing, levied or assessed on or against the leased premises.  If Lessee exercises such option, Lessee shall be subrogated to the rights of the party to whom payment is made, and, in addition to its other rights, may reimburse itself out of any royalties or shut-in royalties otherwise payable to Lessor hereunder.  In the event Lessee is made aware of any claim inconsistent with Lessor’s title, Lessee may suspend the payment of royalties and shut-in royalties hereunder, without interest, until Lessee has been furnished satisfactory evidence that such claim has been resolved.

IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory’s heirs, devisees, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties hereinabove named as Lessor.

LESSOR (WHETHER ONE OR MORE)

/s/ Stacy Ann Smith Wood
STACY ANN SMITH WOOD
FOR NOACK FARMS, LLC.

ACKNOWLEDGEMENT

STATE OF TEXAS                              §
§
COUNTY OF  Denton                         §

This instrument was acknowledged before me on the 14   day of June, 2011 by Stacy Ann Smith Wood .

/s/ Linda J. Gruber
Notary Public, State of Texas
Notary’s Name (printed):LINDA J. GRUBER
Notary’s commission expires: 6-20-2013

Paid Up Oil and Gas Lease, Page 6

ADDENDUM TO PAID UP
OIL AND GAS LEASE

1. Drilling operations on a pooled unit or units allowed by the provisions of this Lease and approved by appropriate governmental authority shall be considered to be drilling operations effective to maintain this Lease in full force and effect only as to that portion of the leased premises included within the unit. Production from a well or wells located on any pooled unit shall be considered to be effective to maintain this Lease in force only as to that portion of the leased premises included within the unit or units.

2. The initial bonus shall be paid to Lessor within ten days of Lessee’s receipt of this Lease executed by Lessor. The first royalty payment shall be tendered to Lessor within ninety (90) days after the end of the first month of sale. Thereafter, all royalties that are required to be paid hereunder shall be due and payable on or before the end of the first calendar month following the month of sale. Each royalty payment shall be accompanied by a schedule, summary or remittance advice identifying this Lease and showing the gross amount and disposition of all oil and gas produced. If any bonus or royalty is not paid when due, such unpaid amounts shall accrue interest at the rate of eighteen percent (18%) per annum retroactive to the time of production, but the interest rate shall never be in excess of the maximum legal interest rate allowed by Texas law.

3. Lessee’s right to maintain this Lease for a shut-in on a pooled unit solely by the payment of shut-in royalties shall be a recurring right that may be exercised from time to time. However, the right shall be limited to a period not to exceed two years in the aggregate after the expiration of the primary term. The shut-in royalty shall be five dollars ($5.00) per acre or a total of $3,116.45 per year. To receive credit for any shut-in months prepaid but not used during a year, Lessee must give Lessor written notice of the unused months within thirty (30) days after the end of the prepaid year. Any shut-in royalties tendered to Lessor shall not be recouped from or credited against future payments made to Lessor under the terms of this Lease.

4. Lessee hereby releases and discharges Lessor and the owner and all occupants or licensees of the surface estate, together with each of their current and former officers, employees, partners, agents, contractors, subcontractors, guests, licensees, invitees and mortgagees and their respective heirs, successors and assigns (collectively, the “Lessor Parties”) from any and all claims, causes of action, liabilities, damages, losses, costs, expenses and injuries of any type whatsoever which are caused, in whole or in part, directly or indirectly, by (a) the activities of Lessee, its officers, employees, contractors, invitees and agents whether on the leased premises or outside of the leased premises, (b) that may arise out of or be occasioned by Lessee’s breach of this Lease or (c) by any other act or omission of Lessee EVEN IF SUCH CLAIMS, CAUSES OF ACTION OR LIABILITIES ARE CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF LESSOR BUT NOT TO THE EXTENT SUCH LIABILITIES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR. Further, Lessee hereby agrees to indemnify, defend and hold harmless each of the Lessor Parties against any and all claims, causes of action, liabilities, losses, damages, actions, costs and expenses or other matters under any theory including tort, contract, statute or strict liability, together with all reasonable attorney fees and other legal disbursements arising from or in any way related to Lessee’s operations or any other of Lessee’s activities in, on or under the leased premises or outside the leased premises or those arising from Lessee’s breach of this Lease. Each assignee of this Lease, or of an interest herein, agrees to indemnify, defend and hold harmless each of the Lessor Parties as provided above in connection with the activities of Lessee. ALL OF THE INDEMNIFICATION OBLIGATIONS AND LIABILITIES ASSUMED UNDER THE TERMS OF THIS LEASE SHALL BE WITHOUT LIMITS AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, STRICT LIABILITY OR THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OF ANY NEGLIGENCE OF ANY LESSOR PARTY.

Addendum to Paid Up Oil and Gas Lease, Page 1

5. Lessor makes no warranty of any kind with respect to title to the surface or mineral estate in the leased premises or any portion of or interest therein. All warranties that might arise by common law or statute including, without limitation, under Section 5.023 of the Texas Property Code, are excluded. By acceptance of this Lease, Lessee acknowledges that it has been given full opportunity to investigate and has conducted sufficient investigation to satisfy itself as to the title to and the condition of the leased premises. No other express or implied warranties of any type whatsoever are given and all such warranties are hereby disclaimed. To the extent any subordination agreement is required or requested by Lessee, Lessee shall, at its sole cost and expense, obtain any subordination agreements. Lessor shall have no liability or responsibility for obtaining any subordination agreement or for any failure or inability to obtain same.

6. Lessor shall have no personal liability for the repayment of any overpayment of royalties. Lessee may recoup an overpayment from Lessor’s share of future production that must be brought to Lessor’s attention in writing within two years of the overpayment.

7. All references in this lease to “other minerals” are hereby deleted. This Lease is intended to cover only oil and gas, but some other substances may be produced necessarily with and incidental to the production of oil or gas from the leased premises and, in such event, this Lease shall also cover such other produced substances. Lignite, coal and sulfur are expressly excluded from this Lease. Lessor shall receive a one sixth royalty of all such other substances so produced free of all costs.

8. Noise levels from Lessee’s operations shall be kept to a minimum, taking into consideration reasonably available equipment and technology in the oil and gas industry, the level and nature of development and surface use elsewhere in the vicinity of Lessee’s drill sites.

9. ANY LIABILITY OF LESSOR FOR ANY BREACH OR DEFAULT BY LESSOR OR ANY OTHER CLAIM AGAINST LESSOR UNDER THIS LEASE OR OTHERWISE SHALL BE LIMITED SOLELY TO ITS INTEREST IN THE LEASED PREMISE; AND IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LESSOR IN CONNECTION WITH THIS LEASE; NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LESSOR. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL LESSOR EVER BE LIABLE FOR PUNITIVE, CONSEQUENTIAL, LOST PROFITS OR SPEGAL DAMAGES UNDER THIS LEASE, AND LESSEE WAIVES ANY RIGHTS IT MAY HAVE TO SUCH DAMAGES UNDER THIS LEASE.

Addendum to Paid Up Oil and Gas Lease, Page 2

10. Lessee shall not use any surface water from stock tanks without negotiating a reasonable fee, however Lessor may use water for drilling operations from creek as long as it is running and not dry. Lessor has a right to drill a water well for its operations, but must leave well for Lessee. Lessee shall comply with all applicable rules in disposition, by reinjection or otherwise, of salt water, brine or other fluids utilized in or resulting from operations, and shall not cause or permit any such substances to damage or pollute the surface of the leased premises or any fresh water lying thereunder,

11. Lessee (a) warrants and represents that all contractors, subcontractors, employees or agents involved in any activity on the leased premises shall maintain worker’s compensation insurance on such terms as are reasonably acceptable to Lessor and (b) agree to indemnify, defend and hold Lessor harmless from any and all claims, causes of action, liabilities, damages, judgments, losses, expenses and costs of any type whatsoever including, without limitation, reasonable attorneys fees, asserted against or incurred by Lessor and arising from or related to, directly or indirectly, any failure to maintain the worker’s compensation insurance described in this paragraph.

LESSOR:

NOACK FARMS, LLC, a Texas limited liability company

By: /s/ Stacy A. Wood, President
Stacy A. Wood, President

LESSEE:

ARDENT 1, LLC, a Texas limited liability company

By: /s/ H. Hal McKinney
Name:  H. HAL MCKINNEY
Title:  PRESIDENT

Addendum to Paid Up Oil and Gas Lease, Page 3